Exhibit 99.1

PRESS RELEASE

BACKWEB REPORTS Q2 2006 RESULTS
- Outlines Plan to Reduce Expenses 20% by Working with Partners;
Notified of Non-Compliance With Nasdaq Minimum Bid Rule -
SAN JOSE, Calif., July 31, 2006 – BackWeb Technologies Ltd. (Nasdaq: BWEB), a leading provider of offline and mobile Web software, today reported financial results for its second quarter and six months ended June 30, 2006. The Company also reported that it is being impacted by a May 2006 implementation of the $1.00 minimum bid price rule to the securities of all non-U.S. companies listed on the Nasdaq Capital Market. As a non-U.S. company, BackWeb was previously exempt from the minimum bid price rule. The Company has now received notification from The Nasdaq Stock Market indicating that for 30 consecutive business days, the bid price of BackWeb’s Ordinary Shares has closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market. BackWeb has been given until January 16, 2007 to gain compliance with the Rule.
Q2 Results
BackWeb reported Q2 2006 revenue of $1.14 million, below revenue of $1.66 million in Q1 2006 and revenue of $1.72 million in Q2 2005. The decrease in total revenue was a result of lower consulting and license revenue. License revenue declined as several larger anticipated sales were not completed as expected. Consulting revenue declined as one expected customer project was delayed, and the Company is seeing an increasing share of BackWeb product-related services performed by BackWeb partners.
License sales in the Q2 2006 period were $462,000 and consisted of orders from Janssen, L.P., a division of Johnson & Johnson; Bristol Meyers Squibb; and the United States Department of Agriculture, as well as recognition of other license and royalty revenues. As anticipated, Q2 2006 included no license revenue contribution from F-Secure Corporation, whereas during Q1 2006 and Q2 2005 the Company recognized license revenue of $245,000 and $375,000, respectively, from this customer.
Total net expenses in the quarter were $2.24 million, resulting in a net loss of $1.10 million, or $0.03 per share, for Q2 2006. This compares to a net loss of $842,000, or $0.02 per share, in Q1 2006 and a net loss of $233,000, or $0.01 per share, in Q2 2005. Non-cash stock-based compensation (FAS 123R) related expenses of approximately $100,000 were included in operating expenses in both Q2 2006 and in Q1 2006, with no comparable expense reflected in the second quarter and six months results of 2005. Q1 and Q2 2006 were the first periods in which FAS 123R expenses were included in the Company’s income statement.
BackWeb’s CEO, Bill Heye, stated, “In Q2 we did not convert several larger opportunities in our pipeline into orders, many of which we believe will close in coming quarters. Although revenue was down for the quarter and clearly a disappointment, our market remains solid with a pipeline of opportunities and increased activity and sales prospects with our partners. Our current customers continue to license additional software and to renew their maintenance contracts at a rate greater than 80%.
“As discussed before, we view the continued development of key partnerships as a primary strategic goal, and we are executing on that goal. This quarter, one of our license sales was driven by a new solutions integration partner, and our other license sales were made to customers with whom our partners are active. Working with partners cost effectively raises awareness for our products and drives license sales. It also helps our customers integrate their BackWeb solutions more easily into their existing service provider relationships and results in the lowest total cost of ownership. Our work with global and regional services partners such as Tata Consultancy Services, BearingPoint, Wipro Technologies, BusinessEdge Solutions and Adjoined Consulting (now Kanbay International) has accelerated.
“As these partnerships have expanded, our direct consulting services revenue has decreased and our consulting services headcount is too high. We are therefore reducing our expenses so that we can better align our costs with revenues as we pursue our goal of profitability.”
Through planned staffing reductions in its services unit, some other departments and certain other expense reductions, BackWeb seeks to reduce its ongoing expenses by approximately 20% from Q2 2006 levels. The reductions are designed to reduce the Company’s quarterly cash burn and conserve its cash position. BackWeb anticipates a charge of approximately $200,000 in the third quarter to reflect severance and other costs related to the personnel and expense reductions. The Q3 charge is expected to offset initial cost reductions and contribute to total expenses in Q3 that should be equal to or slightly above Q2 2006 levels. The reductions will begin to benefit the Company’s Q4 2006 results.
BackWeb’s Vice President, Finance, Ken Holmes, commented, “Our guiding strategy continues to be growing our customer base and revenue through productive partnerships with industry leaders while also ensuring BackWeb remains sufficiently funded to support this business model. The reductions we are making now, which make both financial and strategic sense, should enhance our ability to execute our business plan going forward.

“BackWeb’s balance sheet and cash position remained sound, with no long-term debt and cash investments totaling approximately $6.2 million as of June 30, 2006. Q2 cash flow benefited from collection of accounts receivable related to large sales completed in prior quarters that were not collected until the second quarter of 2006. Given planned spending levels following our expense reductions, we believe BackWeb has sufficient capital to meet the needs of the business going forward and to execute on our business plan.”
NASDAQ Non-Compliance Notice
In May 2006, Nasdaq implemented a change in its continued listing requirements to stipulate that non-U.S. companies must now comply with Nasdaq Marketplace Rule 4320(e)(2)(E)(i) (the Rule) which states that the closing per share bid price of Nasdaq listed companies must be at or above at $1.00. As a result, BackWeb must now comply with this Rule and has received notification from Nasdaq indicating that for the last 30 consecutive business days, the bid price of the Company’s Ordinary Shares has closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market. In accordance with Nasdaq rules, BackWeb will be provided 180 calendar days, or until January 16, 2007, to gain compliance by having the bid price of its shares close at $1.00 per share or more for a minimum of 10 consecutive trading days.
If BackWeb has not gained compliance by January 16, 2007, Nasdaq staff will determine if the Company continues to meet The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4320(e), except for the bid price requirement. If it meets the initial listing criteria, Nasdaq staff will notify the Company that it has been granted an additional 180 calendar-day compliance period. If the Company is not eligible for an additional compliance period, Nasdaq staff will provide written notification that the Company’s Ordinary Shares will be delisted. At that time, the Company may appeal the Nasdaq staff’s determination to delist its Ordinary Shares to a Nasdaq Listing Qualifications Panel.
About BackWeb Technologies:
BackWeb (http://www.backweb.com) mobilizes critical web applications and content for mobile workforces and remote offices. Mobile professionals can be productive anytime, anywhere, without interruption, regardless of connection status or network availability. BackWeb’s patented web and polite synchronization mobile solution delivers a seamless and simple user experience. The solution is commonly deployed to sales forces, field employees, mobile managers and remote operations. Typical e-business applications include enterprise sales force automation, CRM, e-learning and training and Human Capital Management (HCM). Content examples include document repositories and rich media.
BackWeb customers include market leaders such as Boehringer Ingelheim, Eastman Kodak, GE Healthcare, Hewlett-Packard, Johnson & Johnson, KLA Tencor, Lam Research, and Pfizer. BackWeb also serves customers through partnerships with BEA, Oracle PeopleSoft and SAP. BackWeb’s operations are cantered in San Jose, California, New York, New York, and Rosh Ha ‘akin, Israel. Make every minute of your mobile professional’s day productive; visit www.backweb.com or call (877) 222-5932.

© 2006 BackWeb Technologies Ltd. All rights reserved. BackWeb is a registered trademark and Offline Access Server is a trademark of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.
Cautionary Note regarding Forward-Looking Statements
Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, statements regarding: the demand for the Company’s products and services and its pipeline of opportunities; the level of activity and sales prospects with the Company’s partners; planned measures to reduce the Company’s expenses, including planned staffing reductions in the Company’s services unit and outsourcing some services to partners; the level of savings the Company expects to realize, and the amount of the charge the Company expects to incur from such measures; the Company’s ability to meet the needs of its business and execute on its business plan based on its level of capital; and the Company’s ability to regain compliance with NASDAQ’s minimum bid price per share requirement. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to: the Company has a history of operating losses and expects to continue to incur losses; the uncertainty of market acceptance of offline access products or our ability to license those products to customers; general economic conditions or any downturn in IT industry spending; the ability of BackWeb to develop innovative technology and deliver solutions that meet customer needs; and the potential emergence of competitive technologies or competitor companies. In addition, please refer to our periodic filings with the Securities and Exchange Commission, including our report on Form 10-Q for the quarter ended March 31, 2006, which contain more detailed descriptions of the risk factors facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.

Contacts:
MEDIA	INVESTORS
Rachel Clark	David Collins
BackWeb Technologies	Jaffoni & Collins
(408) 933-1771	(212) 835-8500
rclark@backweb.com	bweb@jcir.com

BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue:
License	$462	$859	$1,253	$1,627
Service	680	859	1,545	1,748

Total revenue	1,142	1,718	2,798	3,375

Cost of revenue:
License	19	7	40	13
Service	182	193	422	351

Total cost of revenue	201	200	462	364

Gross profit	941	1,518	2,336	3,011

Operating expenses:
Research and development	619	547	1,202	1,140
Sales and marketing	980	805	2,054	1,530
General and administrative	479	446	1,084	850

Total operating expenses	2,078	1,798	4,340	3,520

Loss from operations	(1,137)	(280)	(2,004)	(509)

Finance and other income, net	40	47	65	27

Net loss	$(1,097)	$(233)	$(1,939)	$(482)

Net loss per share	$(0.03)	$(0.01)	$(0.03)	$(0.01)

Shares used in computing net loss per share	41,250	40,993	41,181	40,923

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2006	2005
	Unaudited
ASSETS
Current assets:
Cash and investments	$6,168	$7,876
Trade accounts receivable, net	1,308	1,554
Other current assets	427	325

Total current assets	7,903	9,755

Long-term investments and other assets	44	35
Property and equipment, net	177	213

Total assets	$8,124	$10,003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,844	$1,978
Deferred revenue	890	976

Total current liabilities	2,734	2,954

Long-term liabilities	—	8
Total shareholders’ equity	5,390	7,041

Total liabilities and shareholders’ equity	$8,124	$10,003

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